EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Annual Report of Healthcare AI Acquisition Corp. on Form F-4 of our Report of an Independent Registered Public Accounting Firm, dated March 3, 2025, on the balance sheet of Healthcare AI Acquisition Corp. as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

April 3, 2025

179 N. Gibson Rd., Henderson, NV 89014 • 702.703.5979 • www.bushandassociatescpas.com